Exhibit (a)(5)

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Travis Wachter	+ 1 (202) 295-4212
+ 1 (202) 295-4217	investor.relations@cogentco.com
twachter@cogentco.com

Cogent Communications Group, Inc. Announces Put Option

for its 1.00% Convertible Senior Notes Due 2027

WASHINGTON, D.C. May 14, 2014 — Cogent Communications Group, Inc. (NASDAQ: CCOI) (the “Company”) today announced that it is notifying holders of its outstanding 1.00% Convertible Senior Notes Due 2027 (CUSIP No. 19239VAB0) (the “Securities”) that the holders have an option, pursuant to the terms of the Securities, to require the Company to purchase, on June 16, 2014, all or a portion of such holders’ Securities (the “Put Option”) at a price equal to 100% of the aggregate principal amount of the Securities.

Cogent Communications Group, Inc. will pay the aggregate purchase price solely in cash. If all outstanding Securities are surrendered for purchase pursuant to the Put Option, the aggregate cash purchase price will be $91,978,000, plus unpaid interest accrued thereon to, but excluding, June 15, 2014. Holders that do not surrender their Securities for purchase will maintain the right to convert their Securities, subject to the terms, conditions and adjustments applicable to the Securities.

The opportunity to surrender Securities for purchase pursuant to the Put Option will terminate at 5:00 p.m., New York City time, on June 12, 2014. In order to exercise the applicable Put Option, a holder must follow the procedures set forth in the applicable notice to holders. Holders may withdraw any Securities previously surrendered at any time prior to 5:00 p.m., New York City time, on June 13, 2014.

Cogent Communications Group, Inc. will file a Tender Offer Statement on Schedule TO for the Securities with the Securities and Exchange Commission. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Securities for purchase, including the notices to holders, will be available through The Depository Trust Company and the paying agent for the Securities, which is Wells Fargo Bank, National Association. None of the Company, the board of directors of the Company and its employees have made or are making any representation or recommendation as to whether any holder should surrender any Securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in over 180 markets globally.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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